Exhibit (a)(1)(iv)

Offer to Purchase for Cash

by

Osprey Bitcoin Trust

of

Up to 20% or 1,668,107 common units of fractional

undivided beneficial interest at net asset value less fees payable to the Sponsor

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON FRIDAY,

FEBRUARY 9, 2024, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED

OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

January 11, 2024

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Osprey Bitcoin Trust, a Delaware statutory trust (the “Trust,” “we,” “us” or “our”), to act as the information agent (the “Information Agent”) in connection with its offer to purchase up to 20% or 1,668,107 outstanding Units pursuant to tenders by investors at a purchase price equal to their net asset value (“NAV”), less applicable fees payable to Osprey Funds, LLC, a Delaware limited liability company and the sponsor of the Trust (the “Sponsor”) as of the close of business on February 14, 2024 (such price, the “Purchase Price”), upon the terms and subject to the conditions described in the offer to purchase, dated January 11, 2024 (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Units registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to “units” or “Units” shall refer to the common units of fractional undivided beneficial interest in the Trust and portions thereof representing beneficial interest in the Trust. Capitalized terms used herein but not defined shall have the meanings given to them in the Offer to Purchase.

Enclosed with this letter are copies of the following documents:

1. Offer to Purchase, dated January 11, 2024;

2. Letter of Transmittal, for your use in accepting the Offer and tendering units of, and for the information of, your clients;

3. Form of letter that may be sent to your clients for whose account you hold units registered in your name or in the name of a nominee, with an instruction form provided for obtaining such client’s instructions with regard to the Offer;

4. Notice of guaranteed delivery with respect to units, to be used to accept the Offer and tender units pursuant to the Offer if the book-entry units are not immediately available, or the procedure for book-entry transfer described in Section 4 of the Offer to Purchase cannot be completed before the Expiration Time, or if time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Depositary”) before the Expiration Time; and

5. A return envelope addressed to Continental Stock Transfer & Trust Company, as Depositary for the Offer.

The Offer is not conditioned on any minimum number of units being tendered. The Offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer, proration period and withdrawal rights will expire at the end of the day on Friday, February 9, 2024 at 12:00 midnight, New York City time, unless the Trust extends the Offer or the Offer is earlier terminated.

Under no circumstances will interest be paid on the Purchase Price of the Units regardless of any extension of, or amendment to, the Offer or any delay in paying for such Units.

The Trust will not pay any fees or commissions to any broker or dealer or other person (other than the Sponsor, the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the tendering and solicitation of tenders of Units pursuant to the Offer. However, the Trust will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Trust will pay or cause to be paid any securities transfer taxes applicable to its purchase of units pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Morrow Sodali LLC

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Trust, the Sponsor, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.